Exhibit 3.1

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
Verde Clean Fuels, Inc.
(a Delaware Corporation)

Verde Clean Fuels, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. That the name of this corporation is Verde Clean Fuels, Inc. The Corporation was originally incorporated under the name “CENAQ Energy Corp.” by filing of its Certificate of Incorporation with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on June 24, 2020 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Previous Certificate”).

2. This Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which both restates and amends the provisions of the Previous Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

3. This Certificate of Incorporation shall become effective on the date of filing with the Delaware Secretary (the “Effective Date”).

4. The text of the Previous Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the Corporation is Verde Clean Fuels, Inc.

Article II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Article IV
STOCK

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 377,000,000 shares, consisting of: (i) 376,000,000 shares of common stock, divided into (a) 350,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”), and (b) 26,000,000 shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 1,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding Class C LLC Units (together with the surrender for cancellation of all outstanding shares of Class C Common Stock), pursuant to the OpCo LLC Agreement, and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Section 4.3 Common Stock.

(a) Voting Rights.

(i)	Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, to the fullest extent permitted by law and subject to Section 4.3(a)(ii), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii)	(1) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to the Class C Common Stock and (2) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class C Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(iii)	Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends; Stock Splits or Combinations.

(i)	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors of the Corporation (the “Board”) in its discretion may determine.

(ii)	Except as provided in Section 4.3(b)(iii) with respect to a Stock Adjustment (as defined below), dividends of cash or property may not be declared or paid on shares of Class C Common Stock.

(iii)	In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner with respect to all Class C LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C LLC Units (together with the surrender for cancellation of a corresponding number of shares of Class C Common Stock) for shares of Class A Common Stock in accordance with the OpCo LLC Agreement, the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.4 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.5 Class C Common Stock.

(a) Retirement of Class C Common Stock. No holder of Class C Common Stock may transfer shares of Class C Common Stock to any Person unless such holder transfers a corresponding number of Class C LLC Units to the same Person in accordance with the provisions governing transfers of Class C LLC Units in the OpCo LLC Agreement. If any outstanding share of Class C Common Stock ceases to be held by a holder of a corresponding Class C LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be transferred to the Corporation for no consideration and retired.

(b) Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C LLC Units pursuant to the OpCo LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C LLC Units, pursuant to the OpCo LLC Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Class C LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.

(c) Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Class C LLC Units of their right under the OpCo LLC Agreement to exchange Class C LLC Units for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Class C LLC Units being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(d) Preemptive Rights. To the extent Class C LLC Units are issued pursuant to the OpCo LLC Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class C Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to whom such Class C LLC Units are issued.

Article V

BOARD OF DIRECTORS

Section 5.1 Number of Directors.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (i) as of the date of this Certificate of Incorporation, be eight (8) and (ii) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(b) Without limiting the Cottonmouth Stockholders’ rights provided under the DGCL, this Certificate of Incorporation or otherwise, with respect to any annual or special meeting of stockholders of the Corporation at which Directors are to be elected, for so long as the Cottonmouth Stockholders and their respective Affiliates Beneficially Own, in the aggregate, Common Stock representing ten percent (10%) or more of the then outstanding voting power of the Common Stock of the Corporation entitled to vote generally in the election of Directors, the Cottonmouth Stockholders shall have the right (but not the obligation) to designate one (1) individual for election as a Director consistent with this Section 5.1(b); provided that the Cottonmouth Stockholders shall permanently, and despite any later increase in its Beneficial Ownership, no longer be entitled to designate a Director nominee at such time as the Cottonmouth Stockholders and their respective Affiliates collectively Beneficially Own Common Stock representing less than ten percent (10%) of the then outstanding voting power of the Common Stock of the Corporation entitled to vote generally in the election of Directors. Each individual who is designated by the Cottonmouth Stockholders pursuant to this Section 5.1(b) or Section 5.2(b), as applicable, is referred to herein as a “Cottonmouth Designee” and each Cottonmouth Designee who is thereafter elected or appointed, as applicable, to serve as a Director is referred to herein as a “Cottonmouth Director.” The Cottonmouth Stockholders shall designate each Cottonmouth Designee for nomination by delivering to the Corporation a written notice (email being sufficient) at least ninety (90) days prior to the first anniversary of the preceding annual meeting (or such shorter period as is agreed from time to time with the Corporation) setting forth the individual to be nominated and such individual’s business address, telephone number and e-mail address. For the avoidance of doubt, with respect to any Cottonmouth Designee, the Cottonmouth Stockholders shall only be required to comply with the provisions of this Section 5.1(b) and shall not be required to comply with the advance notice provisions of the Bylaws with respect to its designation of a Cottonmouth Designee. Notwithstanding anything to the contrary herein, the Cottonmouth Stockholders shall not be entitled to designate an individual for election pursuant to this Section 5.1(b) at any annual or special meeting of stockholders at which Directors are to be elected if a Cottonmouth Director is then serving on the Board and the election of such individual would result in two or more Cottonmouth Directors serving on the Board (including, for the avoidance of doubt, if a Cottonmouth Director is then serving as a member of the class of Directors that is not the class subject to election at such annual or special meeting).

(c) With respect to any annual or special meeting of stockholders of the Corporation at which Directors are to be elected, to the extent that the Cottonmouth Stockholders have the right to designate a Cottonmouth Designee pursuant to Section 5.1(b) at such annual or special meeting and subject to the laws of the State of Delaware (including with respect to fiduciary duties under Delaware law), each such Cottonmouth Designee (i) will be nominated and recommended by the Board to be elected as a Director at such annual or special meeting of stockholders and included in the Corporation’s slate of nominees to be elected or appointed to the Board at such annual or special meeting of stockholders, (ii) will be recommended by the Board to the stockholders of the Corporation for a vote in favor of such Cottonmouth Designee, (iii) will be included in any proxy or consent solicitation statement of the Corporation or the Board in favor of any nominees for election or appointment to the Board and (iv) without limiting the foregoing, will receive the Corporation’s best efforts to cause such Cottonmouth Designee to be elected as a Director, including the Corporation providing at least as high a level of support for the election of such Cottonmouth Designee as it provides to any other individual standing for election as a Director.

(d) Until such time that the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Date”), and subject to the succeeding provisions of this Section 5.1(d) and Section 5.1(f) of this Article V, the Directors shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two (2) Directors each and Class III shall initially consist of three (3) Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the Effective Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Directors elected to replace initial Class I, Class II or Class III Directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Prior to the first annual meeting of stockholders following the Trigger Date, the classification of the Board shall terminate, and each Director shall be elected to serve a term of one year, with each Director’s term to expire at the annual meeting of stockholders next following the Director’s election.

(e) A Director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

(f) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 4.4 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

Section 5.2 Vacancies and Newly Created Directorships.

(a) Subject to Section 5.2(b) and any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

(b) For so long as the Cottonmouth Stockholders have the right to designate a Cottonmouth Designee pursuant to Section 5.1(b), in the event that a vacancy is created at any time by (i) the death, resignation, retirement, disqualification or removal from office (in accordance with this Certificate of Incorporation) of such Cottonmouth Designee or (ii) any other failure of the Board to include a Cottonmouth Director (other than as a result of the Cottonmouth Stockholders declining to designate a Cottonmouth Designee or replacement thereof), the vacancy so created shall be filled solely with a designee of the Cottonmouth Stockholders (subject to the laws of the State of Delaware (including with respect to fiduciary duties under Delaware law)), which designation shall not be subject to the notice requirements of the third sentence of Section 5.1(b) or, if the Cottonmouth Stockholders decline to designate a replacement, a majority of the Board (it being understood that any declination by the Cottonmouth Stockholders to designate an individual to fill such vacancy shall be without prejudice to the Cottonmouth Stockholders’ future designation rights under Section 5.1(b)). In the event that the Cottonmouth Stockholders shall cease to have the right to designate a Director pursuant to Section 5.1(b), the Cottonmouth Director then serving on the Board, if any, shall continue to serve until his or her term expires at the next applicable annual meeting of stockholders of the Corporation or until his earlier death, resignation, retirement, disqualification or removal from office (in accordance with this Certificate of Incorporation). In the event such Cottonmouth Director resigns, is removed or is not renominated for election (due to the Cottonmouth Stockholders ceasing to have the right to designate a Cottonmouth Designee pursuant to Section 5.1(b)) in accordance with this Section 5.2(b), the Directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy.

Section 5.3 Failure to Designate a Board Member. In the absence of any designation by the Cottonmouth Stockholders pursuant to Section 5.1(b), the Cottonmouth Director then serving on the Board shall be deemed to be designated pursuant to this Certificate of Incorporation if such individual is still willing to serve in such capacity and satisfies all applicable conditions set forth in Section 5.1.

Section 5.4 Resignations and Removal of Directors.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Prior to the Trigger Date and subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the Board or any individual Director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of Directors, and following the Trigger Date, any Director, or the entire Board, may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that in each case, whenever the holders of any class or series are entitled to elect one or more Directors pursuant to this Certificate of Incorporation (including any Preferred Stock Directors), with respect to the removal without cause of a Director or Directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply; provided, further, that for so long as the Cottonmouth Stockholders have the right to designate a Cottonmouth Designee pursuant to Section 5.1(b), the Cottonmouth Stockholders shall have the exclusive right to remove without cause any Cottonmouth Director from the Board (and, notwithstanding anything to the contrary herein, for so long as the Cottonmouth Stockholders have the right to designate a Cottonmouth Designee, the shares of Common Stock held by the Cottonmouth Stockholders shall be the only shares entitled to vote on the removal without cause of any Cottonmouth Director and the shares of Common Stock owned by any other holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights on such matter) and the Corporation shall facilitate the removal of any such Cottonmouth Director from the Board upon the receipt by the Corporation of action by the Cottonmouth Stockholders effecting such removal.

Section 5.5 Observer Rights.

(a) So long as the Cottonmouth Stockholders and their respective Affiliates Beneficially Own, in the aggregate, Common Stock representing ten percent (10%) or more of the then outstanding voting power of the Common Stock of the Corporation entitled to vote generally in the election of Directors, the Cottonmouth Stockholders will be entitled to appoint, remove and replace from time to time one person (each, an “Observer”) to act as an observer to the Board and each committee thereof exercisable by providing written notice of such appointment, removal or replacement, as the case may be, to the Corporation and the Chairperson in advance of any meeting that such Observer will attend, provided, that any failure to provide written notice of the appointment of an Observer shall be without prejudice to the Cottonmouth Stockholders’ future appointment rights under this Section 5.5(a).

(b) The Corporation shall deliver notice of each proposed action of the Board and each committee thereof (including any proposed action by written consent) and each meeting of the Board and each committee thereof (including telephonic or teleconferenced meetings) to each Observer previously identified as appointed to attend such meeting concurrently with any notice given to the Directors. By notice given by the Chairperson or the chair of any applicable committee to the Observer, either in advance of or at any meeting, to the extent the Chairperson or such chair deem it necessary in good faith, the Board or any committee thereof may meet in executive session without the presence of any Observer.

(c) The Corporation agrees to permit each Observer to attend in person or by conference call and participate in all meetings of the Board and each committee thereof and to distribute to each Observer all materials distributed for or at any such meeting (including any meeting agenda or board or committee package) and all other information and materials distributed to Directors, in each case, concurrently with any such information or materials distributed to the Directors. By notice given by the Chairperson or the chair of any applicable committee to the Observer, either in advance of or at any meeting, to the extent the Chairperson or such chair deem it necessary in good faith, the Board or any committee thereof may exclude the Observer from receiving any materials to be considered in executive session without the presence of any Observer.

(d) No Observer shall be entitled to vote at a meeting of the Board or any committee thereof or receive compensation from the Corporation for services as an Observer (other than payment of expenses pursuant to Section 5.5(f)).

(e) The rights of the Observer and the obligations of the Corporation set forth in this Section 5.5 shall be subject to the following: (i) except for an Observer that is an officer or employee of a Cottonmouth Stockholder or its Affiliates, prior to attending any meeting each Observer shall have entered into a confidentiality agreement with the Corporation in form and substance acceptable to the Corporation; and (ii) with the approval of the Board, the Corporation may withhold any information from any Observer or exclude any Observer from any meeting or portion thereof, if access to such information or attendance at such meeting would reasonably be expected, based on advice of counsel, (A) to result in the loss of the Corporation’s attorney-client privilege, or (B) solely with respect to any Observer that is not an officer or employee of a Cottonmouth Stockholder (or its Affiliates), to contain competitively sensitive information.

(f) The Corporation shall pay and reimburse each Observer for all reasonable out-of-pocket expenses incurred by such Observer in connection with his or her participation in (or attendance at) meetings of the Board (or committees thereof).

Article VI

STOCKHOLDER ACTION

Section 6.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected (i) at a duly called annual or special meeting of stockholders of the Corporation or (ii) until the Trigger Date, by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of the Corporation.

Section 6.2 Meetings of Stockholders.

(a) An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(b) Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson, the chief executive officer of the Corporation, at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, or, until the Trigger Date, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(c) Subject to Section 5.1(b), advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 6.3 No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

Article VII
LIABILITY OF DIRECTORS AND OFFICERS

Section 7.1 No Personal Liability. No Director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

Section 7.2 Right to Indemnification.

(a) To the fullest extent permitted by applicable law, the Corporation shall have the power to provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal or modification of this Section 7.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 7.2(a) in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

(b) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(c) The Corporation shall maintain Directors’ and officers’ liability insurance coverage, on terms reasonably satisfactory to the Board, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. The Corporation will pay all premiums due thereon and will not make any material alteration to the terms thereof, or the coverage provided by, such insurance policy without the prior written consent of the Board.

Section 7.3 Amendment or Repeal. Any amendment, repeal or elimination of this Article VII, or the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director or officer occurring before such amendment, adoption, repeal or elimination.

Article VIII
AMENDMENT

Section 8.1 Amendment of Certificate of Incorporation. Subject to Sections 4.3 and 4.4, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, (a) no provision of Section 5.2, Section 5.4, Section 6.1, Section 6.2, Article VII, Section 8.2, Article IX or Article XI may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose and (b) for so long as the Cottonmouth Stockholders have the right to designate a Cottonmouth Designee pursuant to Section 5.1(b), no provision contained in the Certificate of Incorporation that affects the rights expressly granted to the Cottonmouth Stockholders in this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporate or otherwise required by law, such alternation, amendment, repeal or adoption is approved by the written consent of the Cottonmouth Stockholders.

Section 8.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Article IX
FORUM FOR ADJUDICATION OF DISPUTES

Section 9.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any Director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended, restated, modified, supplemented or waived from time to time), (v) any action asserting a claim against the Corporation or any Director, officer, employee or agent of the Corporation that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, this Article IX shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 9.2 Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Article X
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XI
CORPORATE OPPORTUNITY

Section 11.1 Corporate Opportunities.

(a) In recognition and anticipation that (i) certain Directors, principals, officers, employees and/or other representatives of Bluescape Clean Fuels Intermediate Holdings, LLC (“Bluescape”) and its Affiliates may serve as Directors, officers, employees or agents of the Corporation, (ii) Bluescape and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders in connection therewith.

(b) None of (i) Bluescape or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.1(c) of this Article XI. Subject to Section 11.1(c) of this Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) Notwithstanding the foregoing provisions of this Article XI, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 11.1(b) of this Article XI shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 11.2 Amendments. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the Bylaws or applicable law.

Article XII
DEFINITIONS

As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates unless and during such time that such stockholder holds a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b) “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c) “Chairperson” means the chairman of the Board.

(d) “Class C LLC Unit” means a unit of Verde Clean Fuels OpCo, LLC designated as a Class C Unit pursuant to the OpCo LLC Agreement.

(e) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(f) “Cottonmouth” means Cottonmouth Ventures LLC, a Delaware limited liability company, or any successor thereto.

(g) “Cottonmouth Stockholders” means Cottonmouth and its Permitted Transferees, provided, and for so long as, such Permitted Transferee remains an Affiliate of Diamondback following such transfer and is an Affiliate of Diamondback as of the relevant time of each determined date for purposes of Articles V and VIII.

(h) “Diamondback” means Diamondback Energy, Inc., a Delaware corporation.

(i) “OpCo” means Verde Clean Fuels OpCo, LLC, a Delaware limited liability company, or any successor thereto.

(j) “OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Verde Clean Fuels OpCo, LLC dated as of February 15, 2023, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(k) “Permitted Transferee” means any Person to whom a Cottonmouth Stockholder transfers any Common Stock that, at the time of such transfer, is an Affiliate of a Cottonmouth Stockholder.

(l) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

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IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of the Corporation on this 29 day of January, 2025.

By:	/s/ Ernest Miller
	Name:	Ernest Miller
	Title:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Certificate of Incorporation]